EXHIBIT 5.1

[Letterhead of Sullivan & Cromwell LLP]

July 24, 2023

Symbotic Inc.,

200 Research Drive,

Wilmington, MA 01887.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of Symbotic Inc., a Delaware corporation (the “Company”), offered by the Company (the “Primary Shares”); (ii) shares of preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”); (iii) debt securities of the Company (the “Debt Securities”); and (iv) up to 548,565,597 shares of Class A Common Stock, which may be sold by the selling securityholders named in the registration statement relating to the Securities (as defined below) (the “Registration Statement”), which consist of (a) 63,655,069 shares of Class A Common Stock (the “Secondary Shares”) and (b) 484,910,528 shares of Class A Common Stock issuable in exchange for units of Symbotic Holdings LLC (including certain earnout interests to which such unitholders may be entitled and unvested warrant units) pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Symbotic Holdings LLC (the “LLC Agreement”), the Agreement and Plan of Merger, dated as of December 12, 2021, by and among SVF Investment Corp. 3, Warehouse Technologies LLC, Symbotic Holdings LLC and Saturn Acquisition (DE) Corp. (the “Business Combination Agreement”), and the Warrant to Purchase Common Units, dated as of June 7, 2022, between Symbotic Holdings LLC and Walmart Inc. (the “Warrant”) (such shares of Class A Common Stock, the “Symbotic Holdings Shares” and, together with the Primary Shares, the Preferred Stock, the Debt Securities and the Secondary Shares, the “Securities”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

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Upon the basis of such examination, it is our opinion that:

(1) When the Registration Statement has become effective under the Act, the terms of the sale of the Primary Shares have been duly established in conformity with the Company’s Certificate of Incorporation, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and to include a number of shares of Primary Shares to be issued not in excess of the number of shares of Class A Common Stock then authorized and not outstanding or reserved for issuance, and the Primary Shares have been duly issued and sold for a price per share determined by the Company’s Board of Directors or a duly authorized committee thereof which is not less than the par value thereof, the Primary Shares will be validly issued, fully paid and nonassessable.

(2) When the Registration Statement has become effective under the Act, the terms of the Preferred Stock and of its issuance and sale have been duly established in conformity with the Company’s Certificate of Incorporation, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and to include a number of shares of Preferred Stock to be issued not in excess of the number of shares of Preferred Stock then authorized and not outstanding or reserved for issuance, a certificate of designations with respect to the Preferred Stock has been duly filed with the Secretary of State of the State of Delaware, and the Preferred Stock has been duly issued and sold for a price per share determined by the Company’s Board of Directors or a duly authorized committee thereof which is not less than the par value thereof, the Preferred Stock will be validly issued, fully paid and nonassessable.

(3) When the Registration Statement has become effective under the Act, the indenture (the “Indenture”) relating to the Debt Securities has been duly authorized, executed and delivered, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly authorized, executed and authenticated in accordance with the Indenture and issued and sold

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as contemplated in the Registration Statement, the basic prospectus included therein and the appropriate prospectus supplement or supplements, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(4) The Secondary Shares have been validly issued and are fully paid and nonassessable.

(5) When the Registration Statement has become effective under the Act and the Symbotic Holdings Shares have been issued in accordance with the provisions of the LLC Agreement, the Business Combination Agreement and/or the Warrant, as applicable, the Symbotic Holdings Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that (i) the governing documents under which the Securities are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company and (ii) that the signatures on documents examined by us are genuine. We have further assumed that the issuance or delivery by the Company of any securities other than the Securities, or of any property, upon exercise or otherwise pursuant to the terms of the Securities will be effected so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ SULLIVAN & CROMWELL LLP